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                                                                    EXHIBIT 10.1

                          MANAGEMENT SERVICES AGREEMENT

        THIS MANAGEMENT SERVICES AGREEMENT ("AGREEMENT") is made and entered into effective as of the 1st day of July, 2000 (the "EFFECTIVE DATE"), by and between JCM Partners, LLC, a Delaware limited liability company (the "COMPANY"), and JCIV, LLC, a California Limited Liability company ("EXECUTIVE").

        In consideration of the promises herein made and on the terms and subject to the conditions herein contained, the Company and Executive hereby agree as follows:

        1. Engagement. The Company hereby retains Executive for the period commencing on the Effective Date and continuing through April 30, 2001, subject to termination as provided under Section 4 below. Executive accepts such engagement.

        2. Duties.

               (a) Executive will employ John Connolly IV ("CONNOLLY") to act as the Chief Executive Officer and President of the Company and cause Connolly to report directly to the Company's Board of Directors ("BOARD"). Connolly will have the day-to-day responsibility for the management and direction of the Company as well as such other duties and responsibilities commensurate with a chief executive officer and president.

               (b) Connolly will perform his duties in conformity with the reasonable and appropriate directions of the Board. Connolly will devote approximately ninety percent (90%) of his working time, attention and energies to the business and affairs of the Company.

               (c) Connolly will, subject to reasonable travel requirements on behalf of the Company, be based at the Company's offices in Concord, California.

        3. Compensation.

               (a) Fee. The Company will pay to Executive a fee (the "FEE") at the monthly rate of Forty-One Thousand Six Hundred Sixty-Six Dollars ($41,666) per month, payable semi-monthly on the 15th and last day of each month. The Company will not withhold any taxes from such Fee.

               (b) Benefits. Executive will be responsible for payment of Connolly's withholding obligations and health benefits.


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               (c) Directors and Officers Insurance; Indemnity. The Company will maintain $5,000,000 of directors and officers insurance coverage and $5,000,000 of liability insurance. The Company will name Executive as an additional insured. Subject to the exceptions specified in the Company's form of Indemnification Agreement, the Company will indemnify, defend and hold Executive and Connolly harmless against any claims, costs (including legal fees) or liabilities respecting Executive's or Connolly's actions on behalf of the Company.

               (d) Reimbursement. The Company will reimburse Executive for its reasonable Company-related expenses.

        4. Termination of Employment.

               (a) Termination at Will by Either Party. Subject to the payment to Executive of the applicable termination payment as provided in Section 4(e) below, if any, either party may terminate this Agreement, for any reason, with or without Cause or Good Reason (as defined at Section 4(c) and (d) below), upon written notice to the other.

               (b) Death or Permanent Disability of Connolly. This Agreement will terminate automatically upon the death or permanent disability of Connolly. Connolly will be deemed permanently disabled for the purpose of this Agreement if in the good faith determination of the Board, Connolly has become physically or mentally incapable of performing his duties hereunder for a continuous period of 90 days, in which event Connolly will be deemed permanently disabled upon the expiration of such 90-day period. In the event of a termination of this Agreement due to the death or permanent disability of Connolly, Executive will be entitled only to the Fee earned through the date of such death or permanent disability in accordance with Section 3, but to no other termination payment.

               (c) Executive's Termination for Cause. The Board will have the right to terminate this Agreement for "Cause" at any time effective upon its giving written notice to Executive specifying with particularity the facts and circumstances constituting such Cause. For such purposes, "CAUSE" means the occurrence of one or more of the following: (i) conviction of Connolly of any crime constituting either a felony or embezzlement, fraud or theft with respect to the property of the Company; (ii) habitual alcohol or drug abuse by Connolly which adversely affects his job performance; (iii) the intentional breach of fiduciary duty to the Company; (iv) gross neglect or bad faith misconduct in the performance of Connolly's duties hereunder which causes material loss, damage or


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injury to or otherwise materially endangers the property, reputation or employees of the Company; (vi) failure or refusal to perform the duties required by this Agreement and as may be assigned to Connolly; provided such duties are commensurate with Connolly's position; (vii) commission of any other action with the intent to materially harm or injure the Company; or (viii) the breach of any material provision of this Agreement by Executive.

               (d) Executive's Resignation with Good Reason. Executive will have the right to terminate this Agreement with Good Reason at any time effective upon thirty (30) days written notice to the Company of the facts and circumstances constituting Good Reason in order to provide the Company an opportunity to remedy the facts and circumstances constituting such Good Reason. For purposes of this Section 4(d), "GOOD REASON" will mean (i) any reduction by the Company in Executive's compensation payable hereunder; (ii) a material diminution or material adverse change in Connolly's powers, duties, or reporting responsibilities; (iii) the assignment to Connolly of duties that are inconsistent with his position; (iv) a requirement that Connolly relocate his residence; or (v) the sale of the Company or a change in the majority of the current managers on the Board.

               (e) Compensation Upon Termination.

                      (i) In the event the Company terminates this Agreement for Cause or Executive voluntarily terminates this Agreement without Good Reason, Executive will be entitled to only: (A) the compensation provided for in Section 3(a) hereof for the period of time ending with the date of termination; and (B) reimbursement for such expenses as Executive may have properly incurred on behalf of the Company as provided in Section 3(d) above prior to the date of termination.

                      (ii) In the event the Company terminates this Agreement without Cause or Executive terminates this Agreement with Good Reason, Company further will pay Executive Forty-One Thousand Six Hundred Sixty-Six Dollars ($41,666) for each month or partial month remaining in the term of this Agreement up to a maximum termination payment of Two Hundred Fifty Thousand Dollars ($250,000).

        5. Assignment and Transfer.

               (a) Company. This Agreement may not be assigned by the Company to any purchaser of all or substantially all of the Company's business or assets without the written consent of Executive.


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               (b) Executive. Executive's rights and obligations under this
Agreement will not be transferable by Executive by assignment or otherwise, except to any entity controlled by either Executive or Connolly. Any purported assignment, transfer or delegation thereof will be void.

        6. Confidentiality. Executive agrees that all trade secrets, confidential or proprietary information with respect to the activities and businesses of the Company including, without limitation, personnel information, business plans, marketing plans, forecasts, strategies and information which have been or are learned by Executive in the course of its employment by the Company (collectively, "PROPRIETARY INFORMATION") will be kept and held in confidence and trust by Executive. Executive will not use or disclose Proprietary Information except as necessary in the normal course of the business of the Company for its sole and exclusive benefit, unless Executive is compelled so to disclose under process of law, in which case Executive will first notify the Company promptly after receipt of a demand to so disclose. Executive agrees and acknowledges that it will cause Connolly to comply with the terms of Section 6 of this Agreement.

        7. Arbitration. Any dispute hereunder will be submitted to binding arbitration before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, provided that: (i) the arbitrator will be instructed and empowered to take whatever steps to expedite the arbitration as he or she deems reasonable; (ii) each party will pay fifty percent (50%) of the fees of the arbitration; (iii) the arbitrator's judgment will be final and binding upon the parties, except that it may be challenged on the grounds of fraud or gross misconduct; and (iv) the arbitration will be held in San Francisco, California. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction. The parties hereby consent to the jurisdiction of, and proper venue in, the federal and state courts located in San Francisco, California. The procedures specified in this Section 7 will be the sole and exclusive procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in this Section 7.


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        8. Independent Contractor. It is the express intention of the parties that Executive is an independent contractor and neither it nor Connolly are employees of the Company. Executive reserves the right to determine the method, manner and means by which the services will be performed. Executive shall not be entitled to employ anyone other than Connolly to perform the services provided by this Agreement, without the express written consent of the Company. Unless specifically requested by the Company, Executive is not required to perform the services during a fixed hourly or daily time.

        9. Miscellaneous.

               (a) Governing Law; Interpretation. This Agreement will be governed by the substantive laws of the State of California applicable to contracts entered into and fully performed in such jurisdiction. The headings and captions of the Sections of this Agreement are for convenience only and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof. This Agreement will be construed as a whole, according to its fair meaning, and not in favor of or against any party, regardless of which party may have initially drafted certain provisions set forth herein.

               (b) Notices. Any notice, request, claim or other communication required or permitted hereunder will be in writing and will be deemed to have been duly given if delivered by hand or if sent by Federal Express to Executive at the address set forth below its signature, or to the Company at its address as set forth below its signature, or to such other address or addresses as either party may have furnished to the other in writing in accordance herewith.

               (c) Entire Agreement; Amendments. This Agreement constitutes the final and complete expression of all of the terms of the understanding and agreement between the parties hereto with respect to the subject matter hereof, and this Agreement replaces and supersedes any and all prior or contemporaneous negotiations, communications, understandings, obligations, commitments, agreements or contracts, whether written or oral, between the parties respecting the subject matter hereof. This Agreement may not be modified, amended, altered or supplemented except by means of the execution and delivery of a written instrument mutually executed by both parties.

               (d) Attorneys' Fees. In the event it becomes necessary for any party to initiate arbitration or any other proceeding to enforce, defend or construe such party's rights or obligations under this Agreement, the prevailing party (i.e., the party receiving substantially the benefits or relief sought by that party), except as provided in clause (ii) of Section 7 of this Agreement, will be entitled to its


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reasonable costs and expenses, including attorneys' fees, incurred in connection with such arbitration or proceeding whether or not brought to final judgment.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



JCM PARTNERS, LLC,                        JCIV, LLC,
a Delaware limited liability company      a California limited liability company

By: /s/ MARVIN J. HELDER                         By: /s/ JOHN CONNOLLY IV
   ----------------------------------        -----------------------------------
                                             John Connolly IV    9/13/00

Its: CHAIRMAN                             Its: Managing Member

2151 Salvio Street, Suite 325             9 Compton Court
Concord, CA 94522-3000                    Mill Valley, CA 94941

Fax: 925-676-1744                         Fax: 415-383-2229




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